EXHIBIT 99.1

Mobile Mini, Inc. Reports 21st Consecutive Quarter of Record Operating Results and 19.3% EBITDA Increase

Adds 2 New Branches For Total of 38 and Ups 2002 New Market Target

Earnings Per Share for 2002 Forecast at $1.47 (before Extraordinary Charge), or 10% Ahead of 2001

TEMPE, Ariz.—(BUSINESS WIRE)—May 6, 2002—Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced its best ever first quarter operating results.

First Quarter 2002 vs. First Quarter 2001

•	Net income, exclusive of an extraordinary charge, rose 40.3% to $4.5 million or $0.31 per diluted share from $3.2 million or $0.26 per diluted share; results for the first quarter 2001 include the impact of goodwill amortization. Had the Company been required to adopt SFAS No. 142 in 2001, the first quarter 2001 net income and earnings per diluted share would have been $3.4 million and $0.27, respectively;

•	Operating income rose 19.7% to $9.8 million and EBITDA rose 19.3% to $11.9 million compared to the prior year’s first quarter;

•	Revenues rose 18.5% to $29.4 million from $24.8 million;

•	Lease revenues increased 18.8% and represented 85.4% of total revenues, up from 85.1% of total revenue in the corresponding period last year;

•	Internal growth in leasing revenues (defined as growth in locations open one year or more, but excluding growth arising from tuck-in acquisitions in those markets) was 11.2%;

•	Average utilization rate for the quarter was 75.9% while yield (revenue per container on lease) remained the same; and

•	In connection with a new five-year, $250 million revolving line of credit entered into in February 2002, the Company recorded an after tax, non-cash, extraordinary charge of approximately $800,000 ($0.06 per diluted share) relating to the write-off of certain issuance costs associated with the former loan.

Discussing first quarter results, Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “While the first quarter set new records, we did see a slowdown in the pace of growth. Our internal growth rate was 22.7% in last year’s first quarter compared to 11.2% this year, but we are pleased to report that we did not see erosion in pricing as revenue per container on lease remained essentially constant with last year’s first quarter. The internal growth rate, while still in double digits, has been curtailed by general economic and industry-wide forces. These are most pronounced in the construction industry where non residential construction fell 17% from the first quarter last year.”

Mobile Mini Enters Little Rock and Fort Worth

The Company also reported its entry into two new markets, bringing the current total to 38 branches in 20 states. The newest markets are Little Rock, AR and Fort Worth, TX, which in addition to Columbus, OH, announced in February of this year, brings the 2002 year-to-date new branch total to three. Mobile Mini’s entry into Little Rock was conducted through separate asset purchases from Foy Trailer Rental, Inc. and TCT Leasing and Rental, Inc. The Company also acquired certain portable storage assets from Foy Trailer Rental in Memphis, a city where Mobile Mini has been operating since 1999. The Memphis tuck-in acquisition adds greater market dominance, economies of scale and immediate accretion to earnings per share. The total purchase price for the Little Rock and Memphis transactions was $5.7 million.

In addition, Mobile Mini announced it was opening a facility in Forth Worth, Texas. This area, which was previously served by its Dallas facility, will now comprise a stand-alone location. Mr. Bunger stated, “We believe that the portable storage business is essentially a local business and that to effectively expand the Fort Worth market will require a local manager and local sales force. We are devoted to expanding our presence in this market and to become the dominant portable storage company in Fort Worth as we are in Dallas and several other Texas cities.”

Mr. Bunger stated, “Little Rock, the capital of Arkansas, is the state’s largest city. The greater metropolitan area is home to approximately 550,000 people. It has a diverse economy encompassing consumer, agricultural and industrial product manufacturing companies and divisions of larger corporations along with medical institutions, colleges and universities, and military installations including a U.S. Air Force base and a district office of the U.S. Army Corps of Engineers. We are now moving rapidly to transform this location into the Mobile Mini branch model through sales and marketing programs, product differentiation and customer service, systems, and training.”

Mr. Bunger noted, “Our internal growth rate and financial performance continue to outpace most other companies renting similar types of assets and we believe we are gaining market share. In fact, current industry market dynamics are creating a more fertile environment for new branch expansion, as local operators become increasingly motivated to exit the business due to lower utilization rates and lack of capital, product diversity, and/or information systems. The pipeline of new branch locations is full of candidates, and we believe a minimum of nine new Mobile Mini locations, rather than six, will be accomplished before the year is out. We expect to complete several additional acquisitions before the end of the second quarter. The high end of our goal remains at 12. In general, new markets are earnings neutral in year one, but are the drivers for accelerated growth in succeeding years. The new $250 million credit facility that we entered into earlier this year, provides us with sufficient availability to achieve our expansion goals.”

Discussing the prospects for the balance of the year, Larry Trachtenberg, Executive Vice President & CFO, commented, “The first quarter is historically our weakest, and therefore we anticipate increasing revenue and improved utilization as the year unfolds. While prices have been holding up, our general and administrative costs have risen and should continue to do so due in large part to across-the-board increases in insurance premium costs. While economic improvement this year could alter our current appraisal, we anticipate that the internal growth for the balance of the year will remain below last year’s level. Since most of our cost of rentals is fixed or semi-variable, we enjoy significant operating leverage, benefiting us when business conditions are strong and working against us during periods of slower growth, which is what we anticipate for the balance of the year. Following a review of branch performance expectations and budgets, we currently anticipate $1.47 in earnings per share (before extraordinary charge) for 2002, or a 10% increase over 2001. The operating leverage that we have enjoyed for the past five years should factor into our financial performance in 2003, when, with the resumption of a healthier economy, we should return to an earnings per share growth rate of 20% or higher.”

Conference Call

         Mobile Mini management will be conducting a financial community conference call on Tuesday, May 7, 2002 at 2:00 pm Eastern Daylight Time. Interested parties may listen to the conference call live over the Internet via the Investor Relations section of the Company’s web site at www.mobilemini.com; a replay will also be available on the website for approximately 7 days. To listen to the live call, please go to the web site 15 minutes early to register, download and install any necessary audio software.

         Mobile Mini, Inc. is the nation’s leading provider of portable storage solutions through its lease fleet of over 75,000 portable storage units and portable offices. The Company currently has 38 branches and operates in 20 states. For two consecutive years Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America and in 2001, the Company was named to the inaugural list of the 100 Fastest-Growing Publicly Held Small Businesses in America by Fortune Magazine (Small Business). Mobile Mini is included on the Russell 2000 and 3000 Indexes and the S&P Small Cap Index.

         This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and earnings estimates for 2002 and 2003, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

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Mobile Mini, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)
(In 000’s except for earnings per share)

	Three Months Ended March 31,

	2002	2001

Revenues:

Leasing	$25,088	$21,109

Sales	4,079	3,509

Other	221	175

Total revenues	29,388	24,793

Costs and expenses:

Cost of sales	2,682	2,303

Leasing, selling and general expenses	14,791	12,509

Depreciation and amortization	2,110	1,793

Income from operations	9,805	8,188

Other income (expense):

Interest income	6	16

Interest expense	(2,427)	(2,939)

Income before provision for income taxes & extraordinary item	7,384	5,265

Provision for income taxes	2,880	2,053

Income before extraordinary item	4,504	3,212

Extraordinary item, net of income tax benefit of $507	(793)	—

Net income	$3,711	$3,212

Earnings per share:

Basic:

Income before extraordinary item	$0.32	$0.27

Extraordinary item	(0.06)	—

	$0.26	$0.27

Diluted:

Income before extraordinary item	$0.31	$0.26

Extraordinary item	(0.06)	—

	$0.25	$0.26

Weighted average number of common and common share equivalents outstanding:

Basic	14,227	11,910

Diluted	14,621	12,348

Number of shares outstanding	14,231	13,874

EBITDA(1)	$11,921	$9,997

(1)	Earnings before interest expense, taxes, depreciation and amortization.

Mobile Mini, Inc.

Condensed Consolidated Balance Sheets
(Unaudited)
(in 000’s, except for share amounts)

	March 31,	December 31,
	2002	2001

ASSETS

Cash	$251	$506

Receivables, net	14,138	15,748

Inventories	15,635	13,737

Portable storage unit lease fleet, net	286,862	277,020

Property, plant and equipment, net	31,915	31,611

Deposits and prepaid expenses	4,433	4,051

Other assets and intangibles, net	2,477	2,073

Goodwill	32,798	31,760

Total Assets	$388,509	$376,506

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$6,519	$7,828

Accrued liabilities	9,414	13,327

Line of credit	170,547	153,702

Notes payable	2,015	8,675

Obligations under capital leases	107	114

Deferred income taxes	33,820	31,157

Total Liabilities	222,422	214,803

Commitments and contingencies

Stockholders’ Equity:

Common Stock $0.01 par value, 95,000,000 shares authorized, 14,223,957 and 14,231,707 issued and outstanding at December 31, 2001 and March 31, 2002, respectively	142	142

Additional paid-in capital	115,528	115,434

Retained earnings	51,855	48,144

Accumulated other comprehensive loss	(1,438)	(2,017)

Total Stockholders’ Equity	166,087	161,703

Total Liabilities and Stockholders’ Equity	$388,509	$376,506

Contact:

Mobile Mini, Inc., Tempe Larry Trachtenberg, 480/894-6311 www.mobilemini.com or Investor Relations Counsel The Equity Group Inc., New York Linda Latman, 212/836-9609 www.theequitygroup.com